UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2015

SPEED COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 E. Arapaho Road, Suite 200

Richardson, TX 75081

(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code:  (866) 377-3331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.07 Submission of Matters to a Vote of Security Holders.

SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2015, Alexandra Constantinople provided a letter of resignation from her position as a member of the board of directors of Speed Commerce, Inc., effective July 1, 2015. Ms. Constantinople indicated that her decision to resign from the board of directors results from her inability to allocate sufficient time and attention to the discharge of her duties on the board of directors and was not due to any disagreements with the Company on any matter relating to its operations, policies or practices. Immediately prior to her resignation, Ms. Constantinople was a member of the audit committee of the board of directors. The audit committee continues to have three independent members following Ms. Constantinople’s resignation.

Item 5.07 Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders (the “Special Meeting”) of Speed Commerce, Inc. was held on June 30, 2015. The purpose of the Special Meeting was to submit to the shareholders a proposal to approve an amendment to Speed Commerce, Inc.’s Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock issuable from 100,000,000 to 200,000,000 (the “Proposal”). At the Special meeting the shareholders voted to approve the Proposal as follows:

Votes for approval	43,197,411
Votes against	5,177,193
Abstentions	131,113
Broker non-votes	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEED COMMERCE, INC.

By: /s/ Ryan F. Urness Ryan F. Urness General Counsel and Secretary
Date: July 2, 2015